                                                                                          Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va. 23510-2191

FOR IMMEDIATE RELEASE

Jan. 22, 2014

Norfolk Southern reports record-setting 2013 fourth-quarter and full-year results

NORFOLK, VA. – Norfolk Southern reported record fourth-quarter 2013 net income of $513 million, or $1.64 per diluted share, 24 percent higher compared with $413 million, or $1.30 per diluted share, earned in the fourth quarter of 2012. The railway operating ratio, or operating expenses as a percentage of revenue, improved 5 percent to 69.4 percent.

“Norfolk Southern’s team of safety and service-oriented employees drove our record-setting fourth-quarter results through increased productivity, efficient network operations, and continued revenue gains,” said Norfolk Southern CEO Wick Moorman. ”We’re seeing the results of our investments in network capacity and technology enhance our ability to offer superior service to all of our customers.

Moorman continued: “In 2014, we plan to invest $2.2 billion, a 12 percent increase over 2013, to maintain safe railway operations, purchase locomotives and freight cars, and support growth and productivity initiatives.”

Fourth Quarter 2013 Summary

Operating revenues increased to a record $2.9 billion, marking a 7 percent jump compared with fourth-quarter 2012. Strong intermodal, chemical, automotive, and agricultural shipments more than offset declines in coal traffic to drive total volumes up 4 percent.

Fourth-quarter revenue by commodity group

General merchandise revenues were $1.6 billion, 12 percent higher than the same period last year. Strong crude by rail shipments and expanded automotive production helped boost traffic volume by 8 percent in the quarter.

Coal revenues were $641 million, 2 percent lower compared with the fourth quarter of 2012, the result of an 8 percent decline in volumes.

Intermodal revenues increased to $618 million, a 6 percent increase over 2012. Growth in domestic and international business pushed traffic volume up 6 percent in the quarter compared with the same period of 2012.

Railway operating expenses were $2 billion, 2 percent higher than in the same period of 2012. The operating ratio was 69.4 percent, a 5 percent improvement over the same quarter in 2012. Income from railway operations was a record $881 million, 23 percent higher compared with fourth-quarter 2012.

2013 Summary

•         Net income was $1.9 billion, or a record $6.04 per diluted share,
9 percent higher compared with $1.7 billion, or $5.37 per diluted share in 2012.

•         Railway operating revenues reached a record $11.2 million, 2 percent higher compared with 2012, driven by a 3 percent increase in traffic volume.

•         General merchandise revenues rose 7 percent, and traffic volume increased by 4 percent.

•         Coal revenues declined 12 percent to $2.5 billion, due to a 5 percent decline in traffic volume compared with the same period of 2012.

•         Intermodal revenues increased to $2.4 billion, up 6 percent compared with 2012. Growth in domestic and international intermodal business drove traffic volume 6 percent higher for 2013 compared with the same period of 2012.

•         Railway operating expenses were $8 billion, up 1 percent compared with 2012.

•         The operating ratio for the year set a record at 71.0 percent, a 1 percent improvement over 2012.

•         Income from railway operations was a record $3.3 billion for 2013, 4 percent higher compared with 2012.

Norfolk Southern Corporation is one of the nation’s premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal, automotive, and industrial products.

###

Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary: Norfolk Southern Railway Company         World Wide Web Site: www.nscorp.com